Exhibit 99.1

Well - capitalized, mid - Atlantic bank holding company headquartered in Richmond, Virginia Holding company for Essex Bank Founded 1926 25 retail branches across Virginia and Maryland Share price as of July 21, 2017: $8.60 Total Assets* $1.3B Total Stockholder’s Equity* $121.8M Common Tangible Book Value* $5.52 per share *at June 30, 2017

Seven locations in Maryland/DC Metro Eighteen locations in Virginia Strong regional franchise along the I - 95 corridor Headquarters in Richmond, Virginia

Every single decision we make is based on creating non - diluted shareholder value. Rex L. Smith III President and CEO, Essex Bank

Jeff Cantrell Chief Operations Officer Patricia V. Davis Chief Credit Officer Chip Carter Director of Retail Banking William Saunders Chief Risk Officer Birchell L. Goldston Chief Internal Auditor Bruce E. Thomas Chief Financial Officer

In two years, we implemented 35 major system innovations in our “Growing To Win” strategy. The early termination of our FDIC shared - loss agreement in 2015 turned the acquisition of a failed savings - bank into one of our more profitable lines of business. Jeff Cantrell Chief Operations Officer (Includes expense of early - termination of the FDIC shared - loss agreement) Source: Uniform Bank Performance Report

We started in 2010 to standardize credit policies, procedures, underwriting, training, loan review and more. The credit culture that embodies the bank today prioritizes quality, profitability and growth to safeguard our customers, associates and shareholders now and in the future. Patricia V. Davis Chief Credit Officer

Aligning our credit risk management and marketing strategies clearly defined the vision for our associates to execute. Continuous review and improvement of key processes make our associates more effective helping customers achieve their personal and business goals. Patricia V. Davis Chief Credit Officer

We’re growing a quality digital banking experience, with regional branches for one - on - one financial care when it’s needed. Our new and remodeled banking centers are crafted for conversations about what’s important in customers’ lives, not stodgy boxes for transactions. Chip Carter Director of Retail Banking NOTE: In 2013 the Bank sold four branches located in Georgia with total deposits of $193.2 million. Of this total, $15.9 million were non - interest bearing deposits.

We quickly assembled strong BSA/anti - money - laundering and consumer compliance programs, avoiding the penalties experienced by many banks. Our team has reallocated assets to focus more on electronic and cyber threats while effectively monitoring traditional risks. William Saunders Chief Risk Officer Prior to 2010, internal audit was outsourced, yielding bare - minimum data. Now internal audit is engaged throughout the organization, including areas such as I.T., and have team members in key management committees providing forward - looking risk and control expertise. Birchell L. Goldston Chief Internal Auditor Essex Bank built Audit and Compliance to meet and exceed emerging regulations. The Bank was fully compliant with Dodd - Frank before most banks of our size.

Established in three of the top markets in the East Coast. The best management team in our market. Consistent growth in shareholder value. Strong, expanding retail franchise. Evolving, flexible.

Our ability to deliver ever - improving results, without diluting shareholders, has transformed our stock from trading at a sizeable discount to book value in 2010 to trading at a premium to book value today. Bruce E. Thomas Chief Financial Officer